EXHIBIT 5.1


                                HALE AND DORR LLP
                                Counselors At Law
                        650 College Road East, 4th Floor
                           Princeton, New Jersey 08540


                                          October 24, 2003



Cytogen Corporation
650 College Road East, Suite 3100
Princeton, NJ 08540



      Re:   1995 Stock Option Plan, as amended
            January 2001 Option Agreement

Ladies and Gentlemen:

      We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 201,000 shares of common stock, $0.01 par value per share (the "Shares"), of Cytogen Corporation, a Delaware corporation (the "Company"), issued or issuable under the Company's 1995 Stock Option Plan, as amended, and the January 2001 Option Agreement (collectively, the "Plans").

      We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

      In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

      We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

      We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

      It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


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      Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

      Based on the foregoing, we are of the opinion that: (i) the Shares have been duly authorized for issuance; and (ii) the Shares, when issued and paid for in accordance with the terms and conditions of the Plans, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                          Very truly yours,

                                          /s/ Hale and Dorr LLP

                                          HALE AND DORR LLP